For More Information:
---------------------
Contact: Marion F. Reynolds, Investor Relations or Bernadette M. Sohler, Communications (732) 634-1500

           Middlesex Water Company REPORTS THIRD QUARTER 2003 RESULTS

     ISELIN, NJ, (MARKET WIRE) - 10/31/03 -- Middlesex Water Company, (NASDAQ:MSEX), which provides water and wastewater services in New Jersey and Delaware, today reported that operating revenues, for the quarter ended September 30, 2003, were $17.6 million, up $.6 million, from $17.0 million for the same period in 2002. Third quarter 2003 earnings applicable to common shareholders were $2.3 million, or $0.22 per share of common stock on a diluted basis, down from $2.5 million, or $0.24 in 2002. The per share earnings numbers reflect the effectiveness of a four-for-three Common Stock split as of November 14, 2003, announced in a separate release issued yesterday.

     Nine-month earnings applicable to common stock were $5.2 million or $0.50 per share (post split) of common stock as compared to $5.5 million or $0.54 (post split) in 2002. Most recent twelve-month revenues were $63.7 million, up $1.3 million from $62.4 million in 2002. Earnings per share of common stock were $0.69 (post split), down $0.02, from $0.71 for the same period in 2002.

     "Revenues increased due to customer growth in our Delaware service territories. However, unfavorable weather patterns in the mid-Atlantic region continued to affect consumer water use significantly in the second half of the year," said Middlesex Water Company President, Dennis G. Sullivan. "In addition, the Company felt the effect of energy deregulation in New Jersey as the costs of purchased power increased," said Sullivan. "These factors are likely to be reflected in the Company's full year results as well," he added.

     Middlesex Water Company, organized in 1897, is an investor-owned water utility and is engaged in the business of supplying water for domestic, commercial, industrial and fire protection purposes.

     For additional information regarding Middlesex Water Company, visit the Company's website at www.middlesexwater.com or call (732) 634-1500.
                        ----------------------


                                      ####

Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. They are based on current information and expectations. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
---------------------

Contact:
          Marion F. Reynolds, Investor Relations or Bernadette M. Sohler, Communications (732) 634-1500

       Middlesex Water Company Announces Four-For-Three Common Stock Split
                     and Increases its Common Stock Dividend


     ISELIN, NJ, (MARKET WIRE) - 10/30/03 Middlesex Water Company, (NASDAQ:MSEX), has announced it will effect a four-for-three ("stock split") of its Common Stock. The split was declared and approved by the Company's Board of Directors on August 28, 2003. The split is effective November 14, 2003, with a record date of November 1, 2003. Stockholders will end up with four shares for every three shares of Middlesex Water Company Common Stock they hold. Fractional shares would be paid in cash, the value of which will be based on the NASDAQ closing price on November 14, 2003.

     Additionally, the Board of Directors of Middlesex Water Company, at its October 23, 2003 meeting, increased the annual dividend of the Common Stock of the Company by $0.015 per share (post split). The Board of Directors also declared a quarterly dividend of $0.165 per share (post split) on the Common Stock, payable on December 1, 2003, to stockholders of record as of November 14, 2003. The annual dividend based on this rate would amount to $0.66 per share. Middlesex Water Company, a water utility serving customers in central and southern New Jersey and the State of Delaware, has paid cash dividends in varying amounts continually since 1912 and has increased the dividend each year since 1973.

     The Company and its New Jersey subsidiaries, Pinelands Water Company, Pinelands Wastewater Company, and Bayview Water Company, are subject to the regulations of the BPU. In addition, the Company's unregulated New Jersey subsidiary, Utility Service Affiliates (Perth Amboy) Inc., operates the water and wastewater utilities for the City of Perth Amboy, NJ. The Company's Delaware subsidiary, Tidewater Utilities, Inc., is subject to the regulations of the Public Service Commission in Delaware. These Companies are also subject to various Federal and State regulatory agencies concerning water quality standards.

     For additional information regarding Middlesex Water Company, visit the Company's website at www.middlesexwater.com or call (732) 634-1500.

Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. They are based on current information and expectations. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rates, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     #####